Exhibit 99.1

GC China Turbine Corporation
Third Quarter 2010 Financial Results
November 22, 2010

Operator:                                     Ladies and gentlemen, thank you for standing by and welcome to the GC China Turbine Corp. Third Quarter Financial Results conference call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I will now turn the conference over to Todd Pitcher with HC International.  Please go ahead, sir.

Todd Pitcher:                              Good morning and thanks for attending the call.  With us on the call this morning are GC China’s Chairman, Mr. Hou; Ms. Ping Ye, GC China’s recently appointed CFO; Ms. Qi Na; Mr. Zhu Wenyao; Ms. Guo Lihua; Ms. Qin Wen; and Mr. Kevin Guoce; and Mr. Marcus Laun, Director and host of the call.

Before we begin, note that various remarks management may make on this conference call about GC China Turbine’s future expectations, plans and prospects constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those discussed in the Risk Factors section of our annual report on Form 10-K for the fiscal year ended December 31, 2009, which is filed with the SEC.  These forward-looking statements represent the company’s expectations only as of today and should not be relied upon as representing the company’s views as of any subsequent date.  While GC China Turbine anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements.  All of our SEC filings can be accessed from the Investors’ page of our website at www.gcchinaturbine.com.

I would like to take this opportunity to welcome Ms. Ping Ye to the company.  Ms. Ye joined the company on November 8 and brings a tremendous amount of value to the business, both in terms of enhancing corporate governance and controls over financial reporting to ensure a greater level of transparency and commitment, to setting an appropriate tone for operational and shareholder related matters, as well as in terms of her experience in the financial markets and aptitude for working with high growth businesses.  Ms. Ping Ye is a licensed Certified Public Accountant in the United States since 2000.  Formerly, she served as VP of Finance and Accounting at an insurance brokerage firm that was a Goldman Sachs portfolio company.  Earlier, Ms. Ye held various positions in accounting and finance at several global financial service companies and world-renowned institutes in both the United States and China.  She has authored numerous tax related articles for Chinese newspapers and received a BBA from Baruch College, City University of New York and an MBA from The Wharton School, University of Pennsylvania.

This is Ms. Ye’s first quarterly call with GC China, and while she is fast becoming an expert on the business, we will allow Marcus Laun, a director of the Company, to lead the Q&A session at the end of this call.  Miss Ye will participate as well.  Thank you and now I will turn the call over to Ms. Ye.

Ping Ye:                                       Thanks Todd and good morning everyone.  It is good to join the team at GC China, which is in the midst of a strong growth transition, adding several new customers, expanding its wind turbine portfolio to address new and larger market opportunities both in China as well as into the European energy market.  This is truly an exciting time and I will look forward to working with Chairman Hou, Ms. Qi Na and the rest of the GC China management team to manage this growth and drive value to our shareholders.

Market conditions and business outlook: now, let me review some of our key results and provide some insights regarding our future outlook.  In our fiscal third quarter, revenues were $4.1 million.  Our expectations of revenue were higher going into the quarter.  The results were due to the fact that a customer pushed delivery of 23 assembled turbines due for quarter three shipment back to quarter four this year.  2010 will be our first full year shipping turbines and as such, revenues were more unpredictable because our customer base is small, and one customer’s issues can have a dramatic impact on our business within an individual quarter.  We remain on track to ship 100 turbines in the fiscal year 2010 and continue to see a strong demand for our turbines in the market.  This is reflected by a growing list of customers and backlog of turbines scheduled to ship in fiscal year 2011, which I will discuss a bit later.

China’s economy continues to boom, driving demand for energy.  GC China’s success in growing its wind turbine business is directly linked to this demand.  China installed more than 13 gigawatts of wind power in 2009.  Expectations are for another 16 gigawatts to be installed in 2010.  China is expected to surpass the US as the world’s largest wind power market this year, and industry estimates are that China will have installed as much as 200 gigawatts, or more, by 2020.

Now, I will turn the conversation to GC China’s continued innovation, which is fundamental to our strategy to continue growing our wind turbine sales.  Our focus is to provide customers with highly optimized and differentiated wind turbines that will enable them to become market leaders. Technological innovation at GC China is achieved on a daily basis at our R&D center in Stockholm.  We are in the process of developing and commercializing several new turbines that we believe will enable us to increase demand and opportunities in the market.

We will be shipping our 1.1MW turbines in 2011.  This turbine is an improvement on our current 1MW turbine, offering several advantages including pitch control, modification into a double-fed asynchronous generator, equipped with a low voltage across function and modification of hydraulic-drive yaw system into electric drive.  These technical enhancements will allow us to obtain more sales as to the wind farms that have low voltage across function requirements.  On the other hand, it will broaden our sales scope.  We expect to ship 50 to 100 1.1MW turbines in 2011.

In the first quarter of 2011, we expect our design of 2.5MW turbines to be completed and ready for purchasing prototype components.  The design evaluation for the 2.5MW prototype is expected to be completed by the third quarter of 2011 and we expect to begin sales of those turbines before year-end 2011.  We are also working towards the completion of development of a 3MW turbine, which is also expected to be completed in 2011. With respect to testing and certification, certification includes two parts: design assessment and wind turbine testing.  Our plan is to complete design assessment for the 2.5MW turbine in August 2011.  With respect to testing, our plan is to commence on-site testing in September 2011, which is expected to be completed by the end of 2011.  The company plans to commence volume production of its 2.5 and 3MW turbines in 2012.

We are broadening our capabilities, our product lines and addressable markets to insure GC China’s continued strong track record of profitable growth.  In the fourth quarter, we intend to provide further information to our shareholders about our plans for marketing and sales into Europe.  Our Stockholm-based R&D center is instrumental in our strategy, and we are currently making progress with a Polish energy firm, developing plans that we expect to drive substantial sales into the Polish wind energy market as early as 2011 and going forward.  EU certification is under way.

According to the European Wind Energy Association, in 2009, 10.1GW of wind power was installed in the EU, more than any other electricity generating technology.  Investment in new European wind farms in 2009 reached 13 billion Euros.  At year end, 74.7GW of wind energy was installed in the EU, and the AWEA expects that installations will grow to 230GW by 2020 and 400GW by the year of 2030.

Financial discussion: from a financial perspective, our third quarter was a disappointment due to the fact that we were unable to ship 23 turbines to a customer, and unable to record revenues accordingly.  We generated $4 million in revenues, delivering gross margins of 24.3% and a net loss of $63,000, or $0.00 per diluted share.  On year-over-year basis, for quarter three ’10 our revenues of $4 million compared to approximately $2.4 million for the same period last year.  Our gross profit of $994,000 compared to $177,000 for the same period last year and our quarter three net loss of $64,000 compared to a net loss of $1.3 million.  Nine month revenues were $27.1 million, compared to $2.3 million for the same nine month period last year, with gross profit of $6.7 million compared to $177,000 and net income of $3.4 million compared to a net loss of $1.7 million.

As a result of the delay in shipment of 23 turbines, we sold seven turbines in quarter three ‘10.  We sold 47 turbines through the nine months ended September 30, 2010.  We are reiterating our previously stated guidance of shipments of 100 turbines in the current fiscal year, and based on the current customer negotiations and contracts for next year, our expectations are to ship 150 to 200 turbines in 2011.

At September 30, 2010, GC China had $1.2 million in cash and cash equivalents, and accounts receivable of $28.0 million.  This compares to $12.4 million in cash and cash equivalents and accounts receivable of $29.2 million at June 30, 2010.  Out of the $28 million accounts receivables as of September 30, 2010, $17.1 million is for unbilled receivables and the remaining $10.8 million is for billed receivables.  Unbilled receivable represents amounts earned under sales contracts but not billable at the respective balance sheet date.  This amount becomes billable according to the contract terms once GC China performs certain steps in the fulfillment of contract terms.

It is important to note that unbilled receivables do not in any way refer to technical issues or defectiveness of products, but to the steps that have not yet been performed by the company as per contractual terms. For example, when the turbine is delivered but not yet installed.  As such, the company is adopting progress billing based on the project progress as is specified in the contract.  Progress billing normally consists of advance billing, progress billing, delivery billing, installation billing, testing billing, warranty and other items. With respect to mitigating financial risk in terms of collecting accounts receivables, with new contracts GC China is adopting a new standard contract that has more firm restrictions on delivery and acceptance terms.  The company has also established a (inaudible) which is dedicated to collect the receivables and are currently adapting figures which in evaluation objectives.  The team conducting regular tracking on the receivables, as well as the negations with customers.  Our recent efforts of communication with the customer who has outstanding AR with us, the customer agreed to pay some of the billed receivables at year end.

The company currently has a loan line in the amount of $17.9 million or RMB 120 million, composed of $4.5 million that is RMB of 30 million, performance security and $13.4 million that is 90 million RMB, working capital loan and interest rate of 6.37% from a PRC bank.  As of today, the company has used $9.0 million, 60 million RMB, working capital loan.  As of September 30, 2010, there are 4.5 million USD, 30 million RMB, working capital loan and 4.5 million USD, 30 million RMB, performance security available for future borrowing.  In addition, the company is currently negotiating additional lines of credit with other PRC banks which is expected to be approved by December 2010.  Based on anticipation of receipt of at least $4.1 million in accounts receivable in the fourth quarter and the company’s current and expected funds available under certain loan facilities, GC China anticipates that it has sufficient capital on hand and available to fulfill its shipment commitments through year end.

We are disappointed that we were unable to meet our sales and shipment objectives in the third quarter due to circumstances that were beyond our control.  However, our relationship with the customer remains strong and we have confirmed with the customer that this slippage will be made up in the fourth quarter.  We will ship, and the customer will take receipt of the 23 turbines during this period.  If we can make up for our third quarter slippage, we still anticipate meeting our 2010 objective for shipments of 100 turbines, with revenue of $58 million and net income of $8.2 million.  Our expected order book for 2011 presently consists of six projects in the Jilin and Inner Mongolia provinces, and is a mix of 150 to 200 turbines deployed amongst six customers.  Several of those customers have a plan to substantially expand their existing projects and we believe this will contribute to additional growth for our business in the longer term.

Our existing customers are strong.  Our two customers in 2010 are multi-billion dollar organizations and this ensures that our receivables are of the highest quality.  Tianhe Wind Power Development Corporation is a project company under the Guodian Group, which is one of China’s five largest power generation groups employing 110,000 employees across 16 regions and provinces.  It has 14 large subsidiaries, two scientific research institutes and nearly 200 primary power generation enterprises.  As of June, 2010, its total assets reached $68.5 billion USD, and it had a total controlled installed capacity of 84,700MW, including 71,300MW by coal-fired, representing 84.14% of total installed capacity; 8,000MW by hydropower, including 3.9MW tidal generation, 9.43% of total installed capacity; 5,400MW by wind power capacity, 6.37% of total installed capacity; 55MW by biomass, accounting for 0.06% of total installed capacity.

Guoneng Fengshen is a high-tech joint-stock enterprise specializing in wind farm projects, investments and operation.  The enterprise holds an agreement with the People's Government of Taonan of Jilin Province for the development of 500MW of wind farms in Yongmao, Taonan.  Currently, 200MW of the project has been established under the auspices of the Jilin Provincial Government.  Fifty megawatts out of the aforementioned 200MW has established construction approval from the Jilin Provincial Development and Reform Commission.  An additional 50MW has entered into the approvals process with the Jilin Provincial Grid Connection System and we expect approval by the first half of next year.

With that, we will open the call to questions.

Operator:                                     Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star, followed by the two.  If you are using speaker equipment you will need to lift the handset before making your selection.

And our first question is from the line of Richard Maus with Trade Winds.  Please go ahead.

Richard Maus:                            Yes, I have a question for you.  It seems actually the bulk of all the turbines are being shipped into the Mongolia area which weather conditions prohibit the installations.  So as a rule, will we not have our first quarter numbers reflect the lack of ability to ship turbines in first quarter, please?  Thank you.

Ping Ye:                                        Okay, thank you for the question.  So the first quarter means the fourth quarter 2010, is that correct?

Richard Maus:                            No.  First quarter 2011, you know like January through March.  It seems these cold regions the inability for construction so which they defer the shipment of the turbines like we experienced last year.

Ping Ye:                                       Yes, actually the company plans to ship those turbines in December this year, 2010.

Richard Maus:                            Yes, I understand but moving forward into calendar 2011, any orders, will they be deferred because of the weather conditions?

Ping Ye:                                       Yes.  Let me ask the management regarding that question.  Just hold on one second.

Richard Maus:                            Thank you.

Ping Ye:                                       Hi.

Richard Maus:                            Yes.

Ping Ye:                                       Okay, here’s the situation.  The wind farm has already built their foundation in the summertime.  Now they are ready.  They are power ready to have the turbine installed.

Richard Maus:                            Okay, so they can erect them on the foundation, is what you’re suggesting.

Ping Ye:                                       Exactly.  So basically, once the turbine is delivered to the wind farm, the next step is to install the turbines and also testing the new turbine.  So, those tests and so weather conditions should not have an impact on those steps.

Richard Maus:                            Okay because here we experienced a deferral of our shipping the turbines because of extreme weather.  I have one more question.

Ping Ye:                                        Sure.

Richard Maus:                            Is the company’s lack of visibility and liquidity and volume in the stock, will this company engage in a little bit more aggressive (inaudible), you know, to bring more liquidity to the stock?  And that was it, thank you.

Ping Ye:                                        Thank you.

Operator:                                     Ladies and gentlemen, if there are any additional questions please press the star, followed by the one at this time.  As a reminder, if you are using speaker equipment you will need to lift the handset before making your selection.

And our next question is from the line of Brett Conrad with Longboard Capital.  Please go ahead.

Brett Conrad:                              Hello, yes.  First, I have a question on the strategy for Europe because there are—obviously there is a lot of competition in Europe in terms of turbine manufacturers that are local there.  Just in terms of why, you know, companies making that leap across the ocean, I know that there are facilities there but just maybe just show the strategy, sales and marketing strategy there given the competition.  And what are the certification requirements for Europe as well, in terms of how long a turbine must be up, you know, and operating before you’ll get European certification.  Does that apply to every country, you know, across Western/Eastern Europe in terms of the certification or is it just the EU?  Maybe you can elaborate on that.  Thank you.

Ping Ye:                                       Thank you for the question.  So basically, GC China sees the European market as a mature market.  So its turbine, the wind energy industry is much maturer than in the China market.  So, we currently partner with the R&D center over there, so they have a superior prior demands, technology and you know, the people over there has, you know, very expert in—expert in the field.  So that’s the reason we are go to Europe—go to European market.

As far as the EU certification, I do not have the answer for you.  However, I can ask the management.  Just please hold on one second please.

Brett Conrad:                              Thanks.

Ping Ye:                                       Hi, I’m back.  So basically, according to the company’s management the EU certification is now being required by all the companies.  The reason GC China wants to go through this procedure, this process is we want to have that certification on hand.  That would be much advantage—competitive advantage when we come to the in China market here.  That’s number one.

In terms of on the timing, the company expects to complete certification by third quarter next year, 2011.

Brett Conrad:                              Okay.

Ping Ye:                                       Does that answer your question?

Brett Conrad:                             Okay great.  So yes, that answers it.  They’ll have—there will be enough—I was just curious in terms of for certification if it actually requires a certain amount of run time that the turbine has to be up, the prototype has to be up, before certification or if it’s other—or if there are other, like how, exactly, you know, what is the certification process.  Is it just the manufacturing process or actually having a turbine up and running?  I wasn’t sure.

Ping Ye:                                        Okay.  Hold on one second please.

Marcus Laun:                              Hi Brett?  This is Marcus.  Can you hear me?

Brett Conrad:                              Yes.

Marcus Laun:                             Yes, as far as I know, the weakest certification takes about six months to achieve and then you can get more enhanced certification but the bulk of the certification is truly around operating performance.  So that’s how it goes.

Brett Conrad:                             Okay.  All right, that makes sense.  I have just one more question, too in terms of the 23 turbines that are going to get shipped back into this quarter, into Q4 that were going to be shipped in Q3.  What’s the current status of those in terms of how many have been shipped out and are those all going to be shipped in the very last weeks of December or are those actually shipping now?  You know, kind of give us a current update if you can.

Todd Pitcher:                              Brett, this is Todd.  I think (inaudible) is getting the information for you with respect to certification.  The company anticipates the shipment of the 23 turbines is going to be a mid quarter event.  It won’t be pushed to the back end of the quarter, so it has assurances from the customer that it will be able to receive those turbines at some point mid quarter.

Brett Conrad:                              Okay, which is where we’re at right now?

Todd Pitcher:                              Yes and I think it’s also important, with respect to the strategic question that you asked about why Europe, I think it’s also important to recognize that the company is not taking a go-it-alone strategy into Europe.  (Inaudible) alluded to Polish partner that they are looking at entering the Polish wind energy market with, they’re in the process of discussions with a couple strategics and that color will become more available as probably, you know, exiting 2010 and into 2011 the company is going to provide more information about those developments.  But it is definitely a partnering strategy into Europe and the company believes that its research and development facility in Stockholm gives it a technological advantage into that marketplace as well.

Brett Conrad:                              Okay, that’s great.  And in terms of the payment on the 23 turbines that were pushed back, does the company have a model for when those will be paid, you know, in terms of the company’s pushed them back?  Are they giving any indication in terms of will it be quicker payment because they’re not taking the—didn’t take the turbines when they said or is this still going to be a long process to collect money, what’s the maybe give us a little color on those, on the collections on those turbines.

Ping Ye:                                       Okay, let’s go to the question you’re asking right now.  The 23 turbines, so basically companies are adopting a progress of billing (inaudible).  So that means based on the (inaudible), the company is performing and the customer, we bill the customer, you know, based on the progress.  So, for example, we, you know, we bill—we received a prepayment before manufacturing turbines and then we have a progress billing when we in the manufacturing process, we bill them a certain percentage.  Once it is delivered our merchandise, our turbines, we also receive a certain percentage.  So we have a stat, so that’s built into our contract.  So what the company try to do is try to adopt a standard contact terms, try to put in more restrictions on the billery and delivery terms so that we try to build a more favorable terms in our contract for going forward that will especially reduce our billable accounts receivable.

Brett Conrad:                              Okay.  Okay, all right.  Thank you.

Ping Ye:                                       Thank you and so in earlier asking the company’s question regarding certification process, and I get answer from the management.  So basically, the certification includes two parts.  One is design assessment is performed before the manufacturing process and then the second part is partly the wind turbine testing.  So why the turbine is produced in the process, we doing the testing.  So that is the process, the how this works on certification.

Brett Conrad:                              Okay, great.  Okay, thank you.

Ping Ye:                                        Thank you.

Brett Conrad:                              That’s all I have.

Operator:                                     Ladies and gentlemen, if there are any additional questions please press the star, followed by the one at this time.  And we have a question from the line of David Roeder with South Ridge Investments.  Please go ahead.

David Roeder:                             Yes, hi.  Could you tell me, has there been a 1.1 turbine constructed in China yet?  When will the first 1.1 turbine be put up in place?

Ping Ye:                                       We (inaudible) 1.1 turbine 2011 (inaudible) management.  Hold on please.  Hi.  The company is currently purchasing the parts for the turbine and the company expects to complete 1.1MW turbine sometime in February next year, 2011.  It’s basically about the size of (inaudible) it’s going to take about five, six days to complete one turbine.

David Roeder:                              Okay, thank you.

Ping Ye:                                        Thank you.

Operator:                                     There are no further questions at this time.  Please continue with any closing remarks.

Todd Pitcher:                              I’d like to thank everybody for attending GC China’s third quarter conference call and appreciate Alice for handling the presentation and we understand that this is—you’re new to the company but appreciate the detail with which you’ve provided the responses to questions.  And if anybody has any follow up questions, would like any additional detail with respect to GC China’s business and outlook, feel free to call me at (760) 798-4938.  That’s (760) 798-4938.  Thank you very much.

Ping Ye:                                       Thank you, Todd.  Thank you everyone for joining the meeting.

Operator:                                     Ladies and gentlemen, this concludes our conference today.  Thank you for your participation and you may now disconnect.